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                                                                       EXHIBIT 2




                                    FORM OF

                          AGREEMENT AND PLAN OF MERGER

                                    MERGING

                                 PARANET, INC.
                             (A TEXAS CORPORATION)

                                 WITH AND INTO

                             PARANET SYSTEMS, INC.
                            (A DELAWARE CORPORATION)

                           DATED:  FEBRUARY ___, 1997
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                          AGREEMENT AND PLAN OF MERGER



              THIS AGREEMENT is executed as of February ___, 1997 by and between Paranet, Inc., a Texas corporation (the "Merging Corporation"), Paranet Systems, Inc., a Delaware corporation (the "Surviving Corporation"), and Paranet, Inc., a Delaware corporation ("New Paranet"), which corporations are hereinafter sometimes referred to collectively as the "Constituent Corporations."

                                   ARTICLE 1
                                    RECITALS

              Section 1.1. Organization of the Parties. The Merging Corporation is a corporation duly organized and existing under the laws of Texas. The Surviving Corporation is a corporation duly organized and existing under the laws of Delaware. New Paranet is a corporation duly organized and existing under the laws of Delaware.

              Section 1.2. Merging Corporation's Capital Stock. The Merging Corporation has authorized capital stock consisting of 10,000,000 shares of common stock, $0.01 par value per share, of which 7,480,000 shares are now duly issued and outstanding.

              Section 1.3. Surviving Corporation's Capital Stock. The Surviving Corporation has authorized capital stock consisting of 1,000 shares of common stock, $0.01 par value per share, of which 1,000 shares are now duly issued and outstanding. All issued and outstanding shares of capital stock of the Surviving Corporation are owned by New Paranet.

              Section 1.4. Desire to Merge. The Merging Corporation, the Surviving Corporation and New Paranet desire to effect a statutory merger of the Merging Corporation with and into the Surviving Corporation in the manner herein set forth, and the Board of Directors of the signatories hereto have duly adopted resolutions by written consent approving this Agreement and Plan of Merger (this "Agreement").

              In consideration of the premises, and the mutual covenants and agreements herein contained, it is hereby agreed by and among the parties hereto that the Merging Corporation shall be merged with and into the Surviving Corporation in accordance with the applicable provisions of the Delaware General Corporation Law, as amended (the "DGCL") and the Texas Business Corporation Act, as amended (the "TBCA") and upon the following terms and conditions:
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                                   ARTICLE 2
                           PARTIES TO PROPOSED MERGER

              Section 2.1. The Merging Corporation. The name of the corporation proposing to merge into the Surviving Corporation is Paranet, Inc.

              Section 2.2. The Surviving Corporation. The name of the corporation into which the Merging Corporation proposes to merge is Paranet Systems, Inc.

                                   ARTICLE 3
                    TERMS AND CONDITIONS OF PROPOSED MERGER
                      AND MODE OF CARRYING IT INTO EFFECT

              Section 3.1. General. Upon the Effective Date of the Merger (as hereinafter defined and subject to the satisfaction of the conditions and agreements set forth in Articles 5 and 6 hereto): (a) the Merging Corporation shall merge into the Surviving Corporation, which shall survive the merger and continue to be a Delaware corporation; (b) the Common Stock of the Surviving Corporation outstanding upon the Effective Date of the Merger shall be and remain Common Stock of the Surviving Corporation in accordance with its terms; and (c) the separate existence of the Merging Corporation shall cease.

              Section 3.2. Effective Date of the Merger. The "Effective Date of the Merger" with respect to the merger contemplated by this Agreement shall be February ___, 1997.

              Section 3.3. Certificate of Incorporation. The certificate of incorporation of the Surviving Corporation will continue in full force until amended as provided in that certificate or as provided by law.

                                   ARTICLE 4
                         MANNER AND BASIS OF CONVERTING
                        THE MERGING CORPORATION'S SHARES

              Section 4.1. Conversion of Shares. Upon the Effective Date of the Merger, by virtue of the Merger and without any action on the part of the holder of the stock:

                     (a) each share of the capital stock of the Merging Corporation that is held by the Merging Corporation or any subsidiary thereof as treasury stock immediately prior to the Effective Date shall be canceled, and no payment shall be made with respect thereto;

                     (b) subject to Section 4.3, each share of common stock of the Merging Corporation outstanding immediately prior to the Effective Date (other than shares referred to in clause (a)) shall be converted into the right to receive __________ shares of the common stock, par value $0.01 per share, of New Paranet (the "Merger Consideration");





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                     (c)    each share of common stock of New Paranet
       outstanding immediately prior to the Effective Date (all of which are owned by the Merging Corporation) shall be canceled, and no payment shall be made with respect thereto; and

                     (d) subject to and as more fully provided in Section 6.1, each unexpired option to purchase common stock of the Merging Corporation that is outstanding at the Effective Date, whether or not exercisable, shall automatically and without any action on the part of the holder thereof be converted into an option to purchase a number of shares of common stock of New Paranet equal to the number of shares of common stock of the Merging Corporation that could be purchased under such option multiplied by the "Old Paranet Exchange Ratio" at a price per share of common stock of New Paranet equal to the per share exercise price of such option divided by the Old Paranet Exchange Ratio. The Old Paranet Exchange Ratio, as used herein, shall mean _____________, which is the number of shares of common stock of New Paranet that is received for each share of common stock of the Merging Corporation pursuant to
       Section 4.1(b).

              Section 4.2.  Surrender and Exchange of Shares.

                     (a) Promptly after the Effective Date, the Surviving Corporation will send to each recordholder of shares of common stock of the Merging Corporation immediately prior to the Effective Date, other than Dissenting Shareholders (as defined in Section 4.3), (i) a letter of transmittal for use in exchanging certificates representing shares of common stock of the Merging Corporation for the Merger Consideration and
       (ii) instructions for use in effecting the surrender of the certificates representing shares of common stock of the Merging Corporation in exchange for certificates representing shares of common stock of New Paranet. Upon surrender of certificates for common stock of the Merging Corporation for cancellation to the Surviving Corporation, together with a duly executed letter of transmittal and such other documents as the Surviving Corporation shall reasonably require, the holder of such certificates shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of common stock of New Paranet into which the shares of common stock of the Merging Corporation theretofore represented by the certificates for common stock of the Merging Corporation so surrendered shall have been converted pursuant to the provisions of Section 4.1, and the certificates for common stock of the Merging Corporation so surrendered shall be canceled. The letter of transmittal shall (i) specify, among other things, that delivery shall be effected, and risk of loss and title to the common stock of the Merging Corporation shall pass, only upon actual delivery of the certificates for shares of common stock of the Merging Corporation to the Surviving Corporation and (ii) include provisions ensuring the rights of each party hereunder including customary provisions and a statement that satisfies the requirements of Treas. Reg. Section 1.1445-2(b)(2) certifying that the holder submitting such letter of transmittal is not a "foreign person" and provide that if such statement is not made, appropriate tax withholding will be made from the Merger Consideration.





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                     (b)    Until surrendered in accordance with the terms
       hereof, each certificate for shares of common stock of the Merging Corporation shall after the Effective Date represent for all purposes only the right to receive the Merger Consideration. Unless and until so surrendered, no dividends or other distributions payable to the holders of common stock of New Paranet, as to any time on or after the Effective Date, will be paid to the holder of such outstanding certificates.

                     (c) If any portion of the Merger Consideration is to be issued to a person other than the registered holder of the shares of the common stock of the Merging Corporation represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such issuance that any certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such issuance shall pay to the Surviving Corporation any transfer or other taxes required as a result of such issuance to a person other than the registered holder of such shares of the common stock of the Merging Corporation or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.

                     (d) From and after the Effective Date, there shall be no further registration of transfers on the books of the Merging Corporation of shares of common stock of the Merging Corporation that were outstanding immediately prior to the Effective Date.

                     (e) Notwithstanding the foregoing, neither New Paranet nor the Surviving Corporation shall be liable to any holder of shares of common stock of the Merging Corporation for any amount paid to a public official pursuant to applicable abandoned property laws. Any amounts remaining unclaimed by holders of shares of common stock of the Merging Corporation three years after the Effective Date (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interests of any person previously entitled thereto.

              Section 4.3. Dissenting Shares. Notwithstanding Section 4.1, shares of the common stock of the Merging Corporation outstanding immediately prior to the Effective Date and held by a holder who makes a written demand for the payment of the fair value of such holder's shares in the manner provided under the DGCL or TBCA (a "Dissenting Shareholder") shall not be converted into the right to receive the Merger Consideration, unless such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to payment of the fair value of his shares of the common stock of the Merging Corporation under the DGCL or TBCA. If after the Effective Date such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to payment of the fair value of his shares of the common stock of the Merging Corporation under the DGCL or TBCA, such shares of the common stock of the Merging Corporation shall be treated as if they had been converted as of the Effective Date into the right to receive the Merger Consideration. The Merging Corporation shall give New Paranet prompt notice of any objections





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or demands received by the Merging Corporation from any shareholder exercising his right to dissent, and, prior to the Effective Date, New Paranet shall have the right to participate in all negotiations and proceedings with respect thereto. Prior to the Effective Date, the Merging Corporation shall not, except with the prior written consent of New Paranet, make any payment with respect to, or settle or offer or agree to settle, any such demands.

              Section 4.4. No Fractional Shares. No fractional shares of common stock of New Paranet shall be issued in the Merger. Each holder of the common stock of the Merging Corporation will be issued a whole share of common stock of New Paranet in lieu of any fractional share interest to which such holder would otherwise be entitled. For purposes of determining the number of shares of common stock of New Paranet to be issued in the Merger, the common stock of the Merging Corporation held by one person in multiple accounts shall be aggregated.

                                   ARTICLE 5

                           APPROVALS AND TERMINATION

              Section 5.1. Corporate Approvals. Pursuant to Article 5.03 of the TBCA, this Agreement and related matters shall be submitted to the shareholders of the Merging Corporation to vote or consent with respect thereto.

              Section 5.2.  Approvals of Surviving Corporation. Pursuant to
Section 252 of the DGCL, this Agreement and related matters shall be submitted to the shareholders of the Surviving Corporation to vote or consent with respect thereto.

              Section 5.3. Termination. At any time prior to the Effective Date of the Merger, this Agreement may be terminated and abandoned by the Merging Corporation by appropriate resolution of its Board of Directors. In the event of such termination and abandonment, this Agreement shall become void and neither the Merging Corporation nor the Surviving Corporation or their respective shareholders, directors or officers may be held liable in respect to such termination or abandonment.

                                   ARTICLE 6
                                 MISCELLANEOUS

              Section 6.1.  Option Plans.   Prior to the Effective Date, New
Paranet and the Merging Corporation shall take such action as may be necessary to cause each unexpired and unexercised option to purchase shares of common stock of the Merging Corporation (each an "Old Paranet Option") to be automatically converted at the Effective Date into an option (each a "New Paranet Option") to purchase a number of shares of common stock of New Paranet equal to the number of shares of common stock of the Merging Corporation that could have been purchased under the Old Paranet Option multiplied by the Old Paranet Exchange Ratio, at a price per share of common stock of New Paranet equal to the option exercise price determined pursuant to the Old





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Paranet Option divided by the Old Paranet Exchange Ratio and otherwise subject to all of the same terms and conditions as the Old Paranet Option. The date of grant of a substituted Option shall be the date on which the corresponding Old Paranet Option was granted. At the Effective Date, all references in the stock option agreement to Old Paranet shall be deemed to refer to New Paranet. New Paranet shall assume all of the Merging Corporation's obligations with respect to Old Paranet Options as so amended and shall, from and after the Effective Date, make available for issuance upon exercise of New Paranet Options all shares of common stock of New Paranet covered thereby.

              Section 6.2. Further Assurances. If at any time the Surviving Corporation shall consider or be advised that any further assignment, assurance or other action is necessary or desirable to vest in the Surviving Corporation the title to any property or right of the Merging Corporation or otherwise to carry out the purposes of this Agreement, the proper officers, directors or representatives of the Merging Corporation shall execute and make all such proper assignments or assurances and take such other actions. The proper officers, directors or representatives of the Surviving Corporation are hereby authorized in the name of the Merging Corporation, or otherwise, to take any and all such action.





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              EXECUTED as of the date first above written.

                            Paranet, Inc.
                            (a Texas corporation)



                            By:
                               ------------------------------------
                                   Michael H. Holthouse
                                   President



                            Paranet Systems, Inc.
                            (a Delaware corporation)



                            By:
                               ------------------------------------
                                   Michael H. Holthouse
                                   President



                            Paranet, Inc.
                            (a Delaware corporation)



                            By:
                               ------------------------------------
                                   Michael H. Holthouse
                                   President





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